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                                  EXHIBIT 10.15

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT, dated as of the 29 day of January, 2001, is made by and between M-Wave, Inc., a Delaware corporation (the "Company"), and Paul H. Schmitt (the "Employee"), a resident of the State of Illinois.

     WHEREAS, Company desires to employ the Employee upon the terms and conditions set forth herein; and

     WHEREAS, Employee desires to be employed by Company upon the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual undertakings of the parties hereto, it is agreed as follows:

ARTICLE I
EMPLOYMENT OF EMPLOYEE

     The Company employs the Employee to act as an executive in the title role for the Company, defined in Exhibit A, with such powers and duties as are customarily performed by persons holding the same positions in an operation of a size and nature similar to the Company. The Employee accepts such employment upon the terms of this Agreement, and hereby agrees to devote his energy and ability to the interests of the Company and to comply with directions of the Chief Executive Officer or the Board of Directors ("Board") of the Company. Subject to Article VI, during the term of this Agreement it shall not be a violation of this Agreement for the Employee to participate in other activities, so long as such activities do not significantly interfere with the performance of the Employee's responsibilities as an employee of the Company in accordance with this Agreement.

ARTICLE II
COMPENSATION

     2.1 Salary. Commencing with the date hereof, the Company shall pay to the Employee in accordance with the normal payroll practices of the Company an annual salary at a rate described in Exhibit A. The Board may from time to time increase the Employee's annual salary, provided that, when such annual salary is increased, it shall not thereafter be reduced below such higher amount.

     2.2 Signing Bonus. Within five business days after this Agreement is signed by the Company and Employee, the Company shall pay Employee a signing bonus in the amount described in Exhibit A.

     2.3 Annual Bonus. The Employee shall be eligible for an annual bonus as set forth on Exhibit B.

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ARTICLE III
TERM OF AGREEMENT

     3.1 Contract Term. Subject to the termination provisions hereinafter provided, the term of this Agreement shall be from the date hereof through two calendar years (730 days) ("Contract Term"), or, if later, such later date to which the term of the Agreement is extended pursuant to the following sentence. Six months prior to the expiration of the Contract Term (if neither party prior to such date has provided the other party with written notice that the Agreement will not be extended pursuant to this sentence) and thereafter, the Contract Term shall be automatically extended each day by one day to create a new six month term until, at any time on or after such date, the Company delivers written notice (an "Expiration Notice") to Employee or Employee delivers an Expiration Notice to the Company, in either case, to the effect that the Agreement shall expire on a date specified in the Expiration Notice (the "Expiration Date") that is not less than six months after the date the Expiration Notice is delivered to the Company or the Employee, respectively.

ARTICLE IV
TERMINATION BENEFITS

     4.1 Discharge for Cause or Voluntary Termination. If, before the end of the Contract Term, the Company terminates the Employee's employment for Cause or the Employee incurs a Voluntary Termination (as such terms are defined in Sections 4.5(a) and (b)), the Agreement shall terminate without further obligations to the Employee, except that the Company shall pay to the Employee any accrued but unpaid portion of his annual salary and any bonus payable in accordance with Exhibit A ("Accrued Obligations").

     4.2 Disability. If, before the end of the Contract Term, the Employee's employment terminates due to disability, as defined in the Company's disability insurance policy, the Agreement shall terminate without further obligations to the Employee, except that the Company shall pay to the Employee any Accrued Obligations.

     4.3 Death. If, before the end of the Contract Term, the Employee's employment terminates due to his death, the Agreement shall terminate without further obligations to the Employee, except that the Company shall pay any Accrued Obligations to the Employee's beneficiary as specified in Section 7.4 in a lump sum in cash within 60 days after the date of such death.

     4.4 Termination Other Than For Cause or Voluntary Termination. If the Employee's employment is terminated before the end of the Contract Term other than (i) in a Voluntary Termination by the Employee, (ii) for Cause by the Company, any parent or subsidiary of the Company or any successor to the Company or any parent or subsidiary of the Company, (iii) by reason of death, or (iv) by reason of disability, as defined in the Company's disability insurance policy, the Agreement shall terminate without further obligations to the Employee, except that (A) the Employee shall be entitled to the health and medical benefits referenced in Section 5.4 for the six month period following such termination, (B) the Company shall pay the Employee any Accrued Obligations, (C) the Employee shall become fully vested in his Company stock options granted under this Agreement or otherwise, and (D) the Company shall pay to the


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Employee the annual salary in effect as of such termination in accordance with normal payroll practices of the Company for six months; provided, however, that if such termination of the Employee occurs on or after a sale of all of the stock of the Company or a sale of all or substantially all of the Company's assets, the Employee shall receive on the date of such termination a lump sum payment equal to two times the Employee's annual salary in effect as of such termination instead of the six months of salary referenced in subparagraph (D) of this Section.

     4.5  Definitions.

          (a) "Cause" means termination of the employment of the Employee by the Company, any parent or subsidiary of the Company or any successor to the Company or any parent or subsidiary of the Company because of (1) conviction by the Employee of any felony or other crime involving dishonesty, fraud or moral turpitude, or (2) the Employee's habitual neglect of his duties. Cause shall not mean a discharge because of:

               (1) bad judgment or negligence other than habitual neglect of duty; or

               (2) any act or omission believed by the Employee in good faith to have been in or not opposed to the interest of the Company, any parent or subsidiary of the Company or any successor to the Company or any parent or subsidiary of the Company (without intent of the Employee to gain therefrom, directly or indirectly, a profit to which he was not legally entitled); or

               (3) any act or omission in respect of which a determination could properly have been made by the Board or, if employed by any parent or subsidiary of the Company, such parent or subsidiary or, if employed by any successor to the Company or any parent or subsidiary of the Company, such successor, that the Employee met the applicable standard of conduct for indemnification or reimbursement under the bylaws of such company or the laws and regulations under which such company is governed, in each case in effect at the time of such act or omission; or

               (4) any act or omission with respect to which notice of termination of employment of the Employee is given more than twelve
          (12) months after the earliest date on which the Chief Executive Officer of the Company or any member of the Board or, if employed by a parent or subsidiary of the Company, such parent or subsidiary or, if employed by a successor to the Company or any parent or subsidiary of the Company, such successor, who is not a party to the act or omission, knew or should have known of such act or omission.

          (b) "Voluntary Termination" means the voluntary resignation of the Employee from employment by the Company, any parent or subsidiary of the Company or any successor to the Company or any parent or subsidiary of the Company, except that a Voluntary Termination shall not include a resignation by the Employee following (1) a material reduction or adverse alteration in the nature of the Employee's position, responsibilities or authorities under this Agreement, (2) the Employee becoming the holder


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     of a lesser office or title than that held pursuant to the terms of the
     Agreement, (3) any reduction of the Employee's compensation or benefits under the terms of the Agreement, (4) the relocation of the Employee's job outside of the Chicago metropolitan area, (5) any other material adverse change to the terms and conditions of the Employee's employment under this Agreement, or (6) a sale of all of the stock of the Company or a sale of all or substantially all of the Company's assets, provided such resignation is during the sixty day period beginning on the date which is four months after such sale, provided that any such event in (1) through (5) hereof shall not be cured by Employer within 30 days of written notice by Employee and provided further that, if the Employee shall consent in writing to any event described in subsection (1) through (5) in this Section 4.5(b), the Employee's subsequent resignation shall be treated as a Voluntary Termination, unless a subsequent event described in such subsections to which Employee did not consent occurs.

ARTICLE V
OTHER BENEFITS

     5.1 Initial Option Grant. As of the end of the day of the date this Agreement is signed by the Company and Employee, the Company shall grant Employee an option to purchase the number of shares described in Exhibit A of common stock of the Company under the Company's 1992 Stock Option Plan, as amended, having an exercise price per share equal to the fair market value (as defined in the Stock Option Plan) of a share of common stock of the Company. Except as otherwise provided in the Stock Option Plan, the option shall become exercisable as described in Exhibit A.

     5.2 Additional Option Grants. The Employee shall be eligible to receive additional stock options as determined in the discretion of the Compensation Committee of the Board based upon such factors as it determines in its discretion. Any such additional options shall become exercisable as to 25% of the number of shares subject to the option on the first anniversary of the date of grant and on each anniversary thereafter.

     5.3 Vacation. After completing six months of employment, the Employee shall be eligible for vacation as described in Exhibit A and six personal days per year.

     5.4 Additional Benefits. The Employee shall be entitled to participate in any pension, insurance, or other employee benefit plan, subject to the eligibility requirements of such plans, and other perquisites which are available to employees of the Company or which hereafter are made available to the employees of the Company by the Board.

ARTICLE VI
RESTRICTIVE COVENANTS

     6.1 Non-Competition. The Employee agrees that during the Non-Competition Period, as defined hereinafter, he shall not enter into or engage in or be connected with or engage to work for any individual, firm or corporation which is engaged in or connected with any business which is in competition with the Company in the continental United States or any other country in which the Company is doing business or is reasonably expected to do business, unless he obtains the express written approval of the Board in its sole discretion after full disclosure of the nature


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of the intended arrangement. The "Non-Competition Period" means the period of the Employee's employment during the Contract Term and a period of one year following the Employee's termination of employment for any reason.

     6.2 Non-Solicitation. The Employee agrees that during the Non-Competition Period, he shall not (a) encourage any employee of the Company or any of its subsidiaries to leave his employment with the Company or subsidiary or (b) solicit any customers of the Company or any of its subsidiaries.

     6.3 Non-Disclosure. The Employee agrees not to disclose either during the period of his employment or at any time thereafter to any person, firm, or corporation any information that the Company desires to protect and keep secret and confidential concerning the business or affairs of the Company which he may have acquired in the course of, or as incident to, his employment hereunder for his own benefit or to the detriment or intended detriment of the Company.

     6.4 Injunction. The Employee acknowledges that the Company relies on the provisions of this Article VI and that monetary damages will not be an adequate remedy to a breach of this Article, and that it would be impossible for the Company to measure damages in the event of such a breach. Therefore, the Employee agrees that, in addition to other rights that the Company may have, the Company is entitled to an injunction preventing the Employee from doing any act that would be in breach of this Article VI.

ARTICLE VII
MISCELLANEOUS



     7.1  Expenses.

               (a) Subject to the provisions of Section 7.1(c), if the Employee incurs legal or other fees and expenses in a good faith effort to establish entitlement to benefits under this Agreement, regardless of whether the Employee ultimately prevails, the Company shall reimburse him for such fees and expenses.

               (b) Reimbursement of fees and expenses described in Section 7.1(a) shall be made monthly during the course of any action upon the written submission of a request for reimbursement together with proof that the fees and expenses were incurred.

               (c) If the Employee's employment is terminated by the Company for Cause, no reimbursement for fees and expenses shall be due to Employee unless a court of competent jurisdiction determines that Cause does not exists.

     7.2 Certain Reduction of Payments by Company. If an accounting firm selected by the Employee determines that any payments payable to the Employee under this Agreement or otherwise are subject to tax under Code Section 4999, the cash payments hereunder shall be reduced (but not below zero) as determined by such accounting firm if and to the extent necessary to provide the Employee with a greater net after-tax benefit, taking into account all taxes imposed on the Employee under Sections 1 and 4999 of the Code, determined by applying


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the highest marginal rate under Section 1 of the Code which the accountant determines should apply to the Employee's taxable income for the taxable year. The fees and expenses of the accounting firm for making the foregoing determination shall be paid by the Company.

     7.3 Assignment, Successors. The Company may freely assign its respective rights and obligations under this Agreement to a successor of the Company's business, without the prior written consent of the Employee. This Agreement shall be binding upon and inure to the benefit of the Employee and his estate and the Company and any assignee of or successor to the Company.

     7.4 Beneficiary. If the Employee dies prior to receiving all of the amounts to which he is entitled hereunder, the aggregate of such amounts shall be paid in a single lump sum payment to the beneficiary designated in writing by the Employee and if no such beneficiary is designated, to the Employee's estate.

     7.5 Nonalienation of Benefits. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, prior to actually being received by the Employee, and any such attempt to dispose of any right to benefits payable hereunder shall be void.

     7.6 Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid. Any paragraph or part of a paragraph so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such paragraph or part of a paragraph to the fullest extent possible while remaining lawful and valid.

     7.7 Amendment and Waiver. This Agreement shall not be altered, amended or modified except by written instrument executed by the Company and the Employee. A waiver of any term, covenant, agreement or condition contained in this Agreement shall not be deemed a waiver of any other terms, covenant, agreement or condition, and any waiver of any default in any such term, covenant, agreement or condition shall not be deemed a waiver of any later default thereof or of any other term, covenant, agreement or condition.

     7.8 Notices. All notices required by this Agreement shall be in writing and delivered by hand or by first class registered or certified mail, postage prepaid, and addressed as follows:

       If to the Company:     M-Wave, Inc.
                              216 Evergreen Street
                              Bensenville, Illinois 60106

       If to the Employee:    Paul Schmitt
                              216 Evergreen Street
                              Bensenville, Illinois 60106



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Either party may from time to time designate a new address by notice given in accordance with this paragraph.

     7.9 No Mitigation. In no event shall Employee be obligated to seek other employment or take any other action to mitigate the amounts payable to Employee under any of the provisions of this Agreement, nor shall the amount of any payment hereunder be reduced by any compensation earned as a result of Employee's employment by another employer.

     7.10 Complete Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supercedes all previous oral and written agreements and all contemporaneous oral negotiations, commitments, writings and understandings.

     7.11 Applicable Law. The provisions of this Agreement shall be interpreted and construed in accordance with the laws of the State of Illinois, without regard to its choice of law principles.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                           M-WAVE, INC.


                                             By:
                                                ----------------------

                                             Its:
                                                ----------------------



                                           EMPLOYEE:


                                           --------------------------





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                                    EXHIBIT A

To employment agreement dated as of January 29, 2001 by and between M-Wave, Inc. and Paul H. Schmitt ("Agreement").


     (All capitalized terms used in this Exhibit are defined as set forth in the Agreement)

TITLE: Chief Financial Officer as defined in the Company organization chart.

ANNUAL SALARY:           $135,000.

ANNUAL BONUS:            For each calendar year during the Contract Term, the
                         Employee shall be eligible to receive an annual bonus for such year based on a set of objectives as determined in the discretion of the Compensation
                         Committee of the Board within the first sixty days of the year ("Executive Bonus Plan"). The annual bonus payable to the Employee (if any) shall be based on the Company's or Employee's achieving minimum objectives
                         ("Threshold Amount"). If the Employee's or Company's performance for a year does not exceed the Threshold
                         Amount for a year, the Employee shall not receive any bonus for such year. If the Threshold Amount is satisfied for a year, the Employee shall receive an annual bonus in the amount determined under the Executive Bonus Plan, which amount shall not exceed 60% of the base salary paid by the Company to the Employee for the year.

                         Any annual bonus payable for a year shall be paid to the Employee as soon as practicable after the end of the year in respect of which the bonus is payable.

ACCRUED OBLIGATIONS:     If, before the end of the Contract Term, the Employee's
                         employment terminates for any reason other than for Cause or a Voluntary Termination, the Company shall pay an annual bonus to the Employee, if any, for the year of such termination as soon as practicable after the termination equal to the product of the following:

                              (1) a fraction, the numerator of which is the
                         number of months (including as a whole month any partial month) that have elapsed since the beginning of the year until the date of such termination and the denominator of which is twelve; and

                              (2) the annual bonus, if any, that the Employee
                         would be entitled to receive assuming that the rate at which the performance goals have been achieved as of the date of such


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                         termination and the Employee's base salary as in effect
                         at such termination would continue until the end of the year.

INITIAL OPTION GRANT:    40,000 shares.

INITIAL OPTION GRANT
EXERCISE SCHEDULE:       Except as otherwise provided in the Stock Option Plan
                         and subject to Section 4.4 of the Agreement, the option shall become exercisable as to 40% of the number of shares subject to the option on the second anniversary of the date of grant and an additional 20% of the number of shares subject to the option on each anniversary thereafter.

VACATION:                Three (3) weeks.






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                                    EXHIBIT B

                              Executive Bonus Plan


1. Sales volume must hit a threshold of at least $60 million in annual M-Wave sales or the percent payout is zero.

2. After achieving the threshold described in Section 1, the following schedule based on pre-tax profit margins for M-Wave applies:

          a.   Under 8% payout = 0%
          b.   8% up to 9% = 20% of annual salary
          c.   9% up to 10% = 35% of annual salary
          d.   10% up to 11% = 50% of annual salary
          e.   11% or greater = 60% of annual salary

3. After achieving the threshold described in Section 1, and achieving at least an 8% pre-tax profit margin for M-Wave, a distribution of 2% to 3% of the total outstanding shares of M-Wave per the discretion of the Compensation Committee will be distributed in options per the following schedule:

          a. 2/3 of the distribution to Executives, dispersed on an individual basis per the discretion of the M-Wave Compensation Committee.
          b. 1/3 of the distribution to the salaried employees, dispersed on an individual basis per the discretion of Management.


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